EQUITABLE VARIABLE LIFE INSURANCE COMPANY

2 Penn Plaza, Area 21-F
New York, New York 10121


EQUITABLE
VARIABLE LIFE INSURANCE COMPANY
NEW YORK,  N.Y.
(EVLICO LOGO)


JOSEPH O. NORTH, JR., FSA, MAAA
Vice President and Actuary


                                                                  March 25, 1985


Equitable Variable Life Insurance Company
1285 Avenue of the Americas
New York, NY  10019

Gentlemen:

     This opinion is furnished in connection with the filing of a Post-Effective Amendment No. 26 to Registration Statement No. 2-54015 on Form S-6 ("Post-Effective Amendment No. 26) by Separate Account I of Equitable Variable Life Insurance Company ("Separate Account") and Equitable Variable Life Insurance Company ("EVLICO") covering an indefinite amount of premiums to be received under EVLICO's Periodic Premium Variable Whole Life Insurance Policies ("Policies") to be offered by EVLICO. Under the Policies, amounts will be allocated by EVLICO to Separate Account I of EVLICO as described in the prospectuses included in Post-Effective Amendment No. 26 ("Prospectuses").

    I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

    1. The illustrations of death benefits, account values, and/or cash surrender values and accumulated premiums for the Policies on pages 25 through 36 for The Champion(TM) policy and pages 23 through 34 for the Basic and Expanded policies, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structures of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of Policies for male and female ages 10, 25 or 40 than to prospective purchasers of Policies for a male or female at other ages.

    2. The information with respect to the Policies contained in i) the illustration of amounts allocated to the Separate Account on page 12 of the Prospectus for the Champion policy and page 10 for the Basic and Expanded Policies and ii) the illustration of changes in death benefits on page 19 of the Prospectus for the Champion policy and page 17 for the Basic and Expanded policies, based on the assumptions stated in the illustrations, is consistent with the provisions of the Policies.

    3. The tables of illustrative premium rates with respect to the Policies on page 40 of the Prospectus for the Champion policy and on page 38 for the Basic and Expanded policies contain the premium rates to be charged by EVLICO for Policies with initial face amounts, premium frequencies, issue ages, sex and risk classifications shown in the tables.

    4. The examples of insurance coverage provided by the options on lapse with respect to the Policies on Page 41 of the Prospectus for the Champion policy and on page 40 for the Basic and Expanded policies based on the assumptions stated in the examples, are consistent with the provisions of the Policies.

    5. The examples of insurance death benefits, account values and/or cash surrender values for the Policies on pages 7 and 8 of the Prospectus for the Champion policy and on page 6 for the Basic and Expanded policies, based on the Net Returns of the Common Stock Division and the Money Market Division of the Separate Account and the assumptions stated with the examples, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the examples, appear to be correspondingly more favorable to a prospective purchaser of Policies for males age 25 than to prospective purchasers of Policies for a male at other ages or for a female.

     I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 26 and to the reference to my name under the heading "Financial and Actuarial Experts" in the Prospectus.

                                               Very truly yours,


                                           /s/ Joseph O. North, Jr.
                                           ------------------------
                                               Joseph O. North, Jr.
                                               Vice President and Actuary

0325D